EXHIBIT 99.1

For Immediate Release Contact: John Gonsior, CFO (763) 392-6200

Insignia Systems, Inc. Announces a Profitable Fourth Quarter

MINNEAPOLIS – February 27, 2013 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported the following results for the three months and year ended December 31, 2012, as compared to the three months and year ended December 31, 2011.

	Three months ended	Three months ended	% increase
	12/31/2012	12/31/2011	(decrease)

POPS revenue	$4,944,000	$3,649,000	35.5%
Products revenue	386,000	551,000	(29.9)%
Total net sales	5,330,000	4,200,000	26.9%

Operating income (loss)	$208,000	$(2,201,000)

Net income (loss)	$69,000	$(388,000)

Net income (loss) per share:
Basic	$0.01	$(0.03)
Diluted	$0.01	$(0.03)

	Year ended	Year ended	% increase
	12/31/2012	12/31/2011	(decrease)

POPS revenue	$18,433,000	$15,032,000	22.6%
Products revenue	1,741,000	2,201,000	(20.9)%
Total net sales	20,174,000	17,233,000	17.1%

Operating income (loss)	$(2,284,000)	$81,632,000 *

Net income (loss)	$(1,624,000)	$51,089,000 *

Net income (loss) per share:
Basic	$(0.12)	$3.35
Diluted	$(0.12)	$3.29

*	Includes a net gain from litigation settlement of $89,762,000 ($55,062,000 net of tax) related to the $125,000,000 settlement of the Company’s lawsuit against News America Marketing In-Store, LLC (NAM).

- more -

February 27, 2013	Insignia Systems, Inc. Announces a Profitable Fourth Quarter	Page 2

Chairman and CEO Scott Drill commented, “Although the results from our fourth quarter are modest, we are pleased to announce our second consecutive profitable quarter. While there was a loss for the year, that loss was curtailed after Q2, and the more recent results show that we can be profitable at lower revenue levels.”

President and COO Glen Dall commented. “While we have worked this past year to achieve increases in revenues each quarter over the previous year, we have also worked to continually improve on the cost side of our business. We were able to achieve our second straight quarter of profitability, and I applaud our entire organization for that success.

“We are seeing signs of increased CPG spend in the marketplace, and our sales momentum for 2013 appears to be good. Our first quarter bookings are strong at $6.8 million; however, second quarter bookings are fairly soft at the present time. That said, total bookings between first and second quarter of 2013 are at a level in which we are cautiously optimistic about the results for the year.

“We also have positive news on the retail front, with the addition of nearly 600 stores to our available network that are scheduled to come online between now and July. These additions will increase our available network to over 22,000 stores. We believe that these early retail store additions should help our sales force gain incremental revenue.

“In other areas, we are talking with additional retailers to roll-out our digital coupon-to-card signage to increase the number of retailers that we have in the program. We have recently launched the first phase of our new website, and we continue to work on new product development and cost containment.”

Selected Financial Information

CFO John Gonsior stated, “Our balance sheet remains strong, with $20,271,000 of cash and cash equivalents as of December 31, 2012, which is an increase over the cash and cash equivalents as of September 30, 2012 of $19,774,000. As of December 31, 2012, we have over $21.8 million in working capital, which is also an increase over the working capital as of September 30, 2012 of $21.3 million. As noted by the non-GAAP information provided, we have continued to improve our non-GAAP financial results year-over-year.”

Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company has provided certain non-GAAP financial measures of financial performance in prior public announcements. These non-GAAP measures are:

- more -

February 27, 2013	Insignia Systems, Inc. Announces a Profitable Fourth Quarter	Page 3

•	net income (loss) before gain from litigation settlement (net of tax), and
•	net income (loss) before gain from litigation settlement (net of tax) and restructuring charge (net of tax)

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards and are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases, non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure can be found in the financial table below.

	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
Net income (loss)	$69,000	$(388,000)	$(1,624,000)	$51,089,000
Adjustment:
Gain from litigation settlement (net of tax)	—	—	—	(55,062,000)
Non-GAAP net income (loss) before gain from litigation settlement (net of tax)	69,000	(388,000)	(1,624,000)	(3,973,000)

Adjustment:
Restructuring charge (net of tax)	—	—	261,000	—
Non-GAAP net income (loss) before gain from litigation settlement (net of tax) and restructuring charge (net of tax)	$69,000	$(388,000)	$(1,363,000)	$(3,973,000)

Conference Call

The Company will host a conference call today, February 27, at 4:00 p.m. Central Time. To access the live call, dial 877-268-1608. The Conference ID is 98083959. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately two hours after the call until March 6, 2013. To access the replay, dial 855-859-2056 and reference Conference ID 98083959. The audio recording will also be archived on the Company’s website approximately two days after the call until March 29, 2013.

Insignia Systems, Inc. is a developer and marketer of in-store media solutions, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia provides at-shelf advertising solutions in an available network of over 13,000 chain retail supermarkets, over 1,700 mass merchants and 7,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Armour-Eckrich and Ocean Spray, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at http://www.insigniasystems.com/index.php/about/investor-relations/.

- more -

February 27, 2013	Insignia Systems, Inc. Announces a Profitable Fourth Quarter	Page 4

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements made in this press release (or during the conference call referred to herein) by the Company, its Chairman and CEO Scott Drill, its Vice President of Finance and CFO John Gonsior or its President and COO Glen Dall, regarding, for instance: current expectations as to future financial performance (including but not limited to bookings for the first fiscal quarter of 2013 and results for fiscal year 2013) and our ability to continue cost improvements and to maintain profitability, current sales trends with consumer packaged goods manufacturers, the expected addition of retailers and the ability to increase revenue; success in our business relationships with News America and Valassis; the effect of any new line of POPS Signs on the Company’s performance and the future importance of, and our ability to develop and implement mobile or digital marketing products and to increase our retailer access for these products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, results may differ materially in response to a change in this information. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team and involve certain risks and uncertainties, including: (i) the risk that management may be unable to fully or successfully implement its business plan to achieve and maintain profitability in the future; (ii) the risk that the Company will not be able to expand core product offerings or to develop and implement new product offerings in a successful manner; (iii) the unexpected loss of a major consumer packaged goods manufacturer or retailer agreement or loss of our relationship with News America or Valassis; (iv) prevailing market conditions in the in-store advertising industry, including intense competition for agreements with retailers and consumer packaged goods manufacturers and the effect of any delayed or cancelled customer programs; (v) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, current sales trends for fiscal year 2013; and (vi) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

- more -

February 27, 2013	Insignia Systems, Inc. Announces a Profitable Fourth Quarter	Page 5

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$5,330,000	$4,200,000	$20,174,000	$17,233,000
Cost of sales	2,982,000	3,526,000	12,872,000	12,415,000
Gross profit	2,348,000	674,000	7,302,000	4,818,000
Operating expenses:
Selling	1,178,000	1,458,000	5,049,000	5,753,000
Marketing	230,000	427,000	1,149,000	1,700,000
General & administrative	732,000	990,000	3,388,000	5,495,000
Gain from litigation settlement, net	—	—	—	(89,762,000)

Operating income (loss)	208,000	(2,201,000)	(2,284,000)	81,632,000
Other income, net	7,000	8,000	27,000	63,000

Income (loss) before taxes	215,000	(2,193,000)	(2,257,000)	81,695,000
Income tax benefit (expense)	(146,000)	1,805,000	633,000	(30,606,000)
Net income (loss)	$69,000	$(388,000)	$(1,624,000)	$51,089,000

Net income (loss) per share
Basic	$0.01	$(0.03)	$(0.12)	$3.35
Diluted	$0.01	$(0.03)	$(0.12)	$3.29

Shares used in calculation of net income (loss) per share:
Basic	13,602,000	14,262,000	13,605,000	15,229,000
Diluted	13,613,000	14,262,000	13,605,000	15,512,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2012	2011
Cash and cash equivalents	$20,271,000	$23,202,000
Working capital	21,791,000	22,671,000
Total assets	31,706,000	34,594,000
Total liabilities	5,211,000	6,735,000
Shareholders' equity	26,495,000	27,859,000

####